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                                                                    EXHIBIT 23.7

Consent of Deutsche Bank Securities Inc.

   We hereby consent to (i) the inclusion in the Registration Statement on Form S-4 of Viacom Inc. relating to the proposed merger between Infinity Broadcasting Corporation and IBC Merger Corp., of our opinion letter appearing as Annex B to the Information Statement/Prospectus which is part of the Registration Statement on Form S-4, and (ii) references made to our firm and such opinion in such Information Statement/Prospectus under the captions entitled "SUMMARY--Fairness Opinions of Financial Advisors to Infinity's Special Committee", "THE MERGER--Background of the Merger", "THE MERGER-- Infinity's Reasons for the Merger; Recommendations of the Special Committee of Infinity's Board of Directors and Infinity's Board of Directors" and "THE MERGER--Opinions of Financial Advisors to the Special Committee of Infinity's Board of Directors". In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                   DEUTSCHE BANK SECURITIES INC.

                                          By:    /s/ Shazad G. Dada


                                          Name:     Shazad G. Dada


                                          Title: Managing Director


November 21, 2000